Exhibit 10.45

SEVERANCE AGREEMENT

(Amended and Restated August 14, 2001)

This Severance Agreement originally effective as of _______ is hereby amended and restated in its entirety effective _______________, is made by and between FRESH CHOICE, INC. (“Fresh Choice” or the “Company”) and _____________________ (“the Employee”).

RECITALS

A.            The Employee presently serves as ________________________ of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company’s business and operations.

B.            The Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility or occurrence of an Involuntary Termination.

C.            The Company recognizes the possibility of a Transfer of Control or Hostile Takeover exists.  The Company also recognizes that economic events beyond its control may affect its business and operations.  The Company realizes that the Employee possesses an intimate knowledge of the Company and its Board believes that it is necessary to be able to retain the Employee as well as call on the Employee for advice upon the occurrence of a Transfer of Control or Hostile Takeover.  The Board also believes that the existence of this Agreement will enhance the Company’s ability to call on and rely upon the Employee.

D.            The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s Involuntary Termination, termination for Good Reason or Involuntary Termination of employment following a Transfer of Control or upon consummation of a Hostile Takeover that will provide the Employee with enhanced financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company.

In consideration of and inducement for the Employee’s continued employment with the Company, the Company and the Employee agree to the following:

I.              Definitions.

A.            Cause.  “Cause” shall mean any of the following: (i) the Employee’s theft, dishonesty, or falsification of any Company documents or records; (ii) the Employee’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by the Employee which has a detrimental effect on the Company’s reputation or business; (iv) the Employee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Employee of any employment agreement between the Employee and the Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Employee’s ability to perform his or her duties with the Company.

B.            Compensation.  Compensation shall mean the Employee’s final base salary.

C.            Good Reason.  “Good Reason” shall mean any one or more of the following:

(i)            without the Employee’s express written consent, the assignment to the Employee of any duties, or any limitation of the Employee’s responsibilities, substantially inconsistent with the Employee’s positions, duties, responsibilities and status with the Company immediately prior to the date of the Transfer of Control;

(ii)           without the Employee’s express written consent, the relocation of the principal place of the Employee’s employment to a location that is more than fifty (50) miles from the Employee’s principal place of employment immediately prior to the date of the Transfer of Control, or the imposition of travel requirements substantially more demanding of the Employee than such travel requirements existing immediately prior to the date of the Transfer of Control;

(iii)          any failure by the Company to pay, or any reduction by the Company of, (1) the Employee’s base salary in effect immediately prior to the date of the Transfer of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company with responsibilities, organizational level and title comparable to the Employee’s), or (2) the Employee’s bonus compensation, if any, in effect immediately prior to the date of the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Employee); or

(iv)          any failure by the Company to (1) continue to provide the Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Company then held by the Employee, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Employee was participating immediately prior to the date of the Transfer of Control, or their equivalent, or (2) provide the Employee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Company then held by the Employee.

D.            Hostile Takeover.  A “Hostile Takeover” shall mean the occurrence of the following:

(i)            during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were members of the Board immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

(ii)           any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of any such plan acting in his capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) of the total combined voting power of the Company’s then outstanding securities other than pursuant to a transaction approved by at least two-thirds of the directors who then qualify as Incumbent Directors.

E.             Involuntary Termination.  “Involuntary Termination” shall mean (i) a layoff of the Employee that is approved by the President and/or Chairman, or (ii) a termination without Cause.

F.             Ownership Change.  An “Ownership Change” shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

(i)            the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company;

(ii)           a merger in which the Company is a party; or

(iii)          the sale, exchange, or transfer (including, without limitation, pursuant to a liquidation or dissolution) of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one (1) or more corporations where the shareholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

G.            Severance Pay.  Severance Pay shall mean Compensation paid to the Employee during the Severance Period.  Severance Pay shall be payable in equal bi-weekly installments, less applicable state and federal taxes, through payroll. If the Employee’s Separation Date does not coincide with the end of a payroll period, then the first and last installment may be prorated to reflect the partial pay period.

H.            Separation Date.  Separation Date shall mean the Employee’s last day of active employment with the Company.

I.              Severance Period.  Severance Period shall mean the period commencing on the Employee’s Separation Date and ending twelve (12) months thereafter.

J.             Transfer of Control.  A “Transfer of Control” shall mean an Ownership Change in which the shareholders of the Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company.

II.            Severance Benefits Upon an Involuntary Termination.

A.            Severance Pay.  If the Employee’s employment is Involuntarily Terminated by the Company, and if the Employee signs a general release of known and unknown claims in form satisfactory to the Company, the Company shall pay Severance Pay to the Employee for the Severance Period.

B.            Medical and Dental Insurance Benefits.  Medical and dental insurance benefits will end the last day of the month in which the Separation Date occurs.  Should the Employee be eligible for and properly and timely elect COBRA coverage for medical and/or dental benefits, the Company will pay a portion of the COBRA premiums equal to the dollar amount the Company paid toward the Employee’s medical and/or dental benefits as of the Separation Date.  The Employee shall pay the remaining COBRA premium (i.e., the total COBRA premium less the Company contribution), including any subsequent COBRA premium increases.  The Company’s obligation to contribute towards the COBRA premiums shall cease upon the earlier of (i) the applicable Severance Period; (ii) the actual COBRA continuation period; or (iii) the Employee’s failure to timely remit any COBRA premium or contributions toward such premiums.

C.            No Severance Benefits Upon Voluntary or Other Terminations.  Employee acknowledges that Severance Pay pursuant to this Article I shall only be payable upon an Involuntary Termination.  The Employee shall not be eligible for Severance Pay for any other separation of employment, including but not limited to termination for Cause, voluntary resignations, or mutually agreeable separations.

III.           Severance Benefits Upon Termination Following a Transfer of Control.  If, within twelve (12) months following a Transfer of Control, the Employee’s Employment is Involuntarily Terminated or the Employee resigns for Good Reason, the Employee shall be entitled to receive the Severance Pay and medical and dental insurance benefits as set forth in Article II.A and Article II.B.

IV.           Severance Benefits Upon Consummation of Hostile Takeover.  Upon the consummation of a Hostile Takeover, the Employee shall be entitled to receive Severance Pay and medical and dental insurance benefits as set forth in Article II.A and Article II.B.

V.            Option Acceleration upon Transfer of Control or Hostile Takeover.  In accordance with the second Amended and Restated 1988 Stock Option Plan and the related Incentive Stock Option Agreement and/or Nonqualified Stock Option Agreement between the Company and the Employee, the Employee’s Options (as such term is defined therein) shall become fully vested and exercisable upon (i) an Involuntary Termination or resignation for Good Reason within twelve (12) months following a Transfer of Control or (ii) upon the consummation of a Hostile Takeover.

VI.           Limitation of Payments and Benefits.  To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Article VI, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, the aggregate amount of such payments and benefits will be reduced, but only to the extent necessary so that none of such payments and benefits are subject to any excise tax.

VII.          Miscellaneous Provisions.

A.            It is intended by the parties hereto that the provisions of this Agreement, as amended, shall become effective as of the date of approval by the Board’s Compensation Committee.

B.            During the Severance Period, it is understood by the Company and the Employee that the Employee shall not be considered an employee of the Company and, therefore, shall not be eligible for any other employer-provided benefits including but not limited to vacation accrual, sick days, disability benefits, or any other benefit program in which active employees of the Company may participate.

C.            The execution of this Severance Agreement does not constitute an employment contract between the Company and the Employee or an agreement by the Company to continue to employ the Employee.  By signing this Severance Agreement, the Employee acknowledges that his employment with the Company is and continues to be “at-will”, and that such employment may be terminated at any time with or without cause.

D.            Subject to the benefits set forth above, the Employee shall be entitled to no further compensation for any damage or injury arising out of the termination of the Employee’s employment by the Company.

E.             In the event of any dispute, claim or controversy arising out of or in any way related to this Agreement, the interpretation of this Agreement or the alleged breach thereof, such dispute, claim or controversy shall be submitted by the parties to binding arbitration provided by the American Arbitration Association in Santa Clara County, California.

F.             This Agreement constitutes the entire agreement between the Company and the Employee regarding Severance Pay and other benefits that are the subject matter hereof, and supersedes all agreements prior to the effective date of this Agreement, whether written or oral.  Fresh Choice reserves the right to amend or terminate this Agreement in whole or in part upon written notification to the Employee.

G.            This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed herein.

H.            This Agreement shall be binding on the Company’s successors.

I.              Amounts paid to the Employee shall be subject to all applicable federal, state and local withholding taxes.

J.             All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on _______________ effective as of the day and year first above written.  This Agreement may be executed in counter parts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

“FRESH CHOICE”	“EMPLOYEE”

FRESH CHOICE, INC.,
a Delaware Corporation

By: